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                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

         This Agreement (this "Agreement") entered into this _____ day of September 2000, by and between HQ Global Workplaces, Inc., a Delaware corporation (the "Company"), and William S. McCalmont (the "Executive"), and HQ Global Holdings, Inc. for the purpose of Sections 3(c) and 3(d) hereof.

                                   WITNESSETH

         WHEREAS, the Company is engaged, directly or indirectly, in the serviced office business, which involves providing office space on a short-term, individual or group office basis, together with telephone-answering, data-processing, telecommunications and other office support services, at an agreed upon price;

         WHEREAS, the Company believes that it would benefit from the Executive's skill, experience and background, and wishes to employ the Executive as its Senior Vice President and Chief Financial Officer; and

         WHEREAS, the parties desire by this Agreement to set forth the terms and conditions of the employment relationship between the Company and the Executive.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein set forth, and for other good and valuable consideration, the Company and the Executive hereby agree as follows:

         1. Employment and Duties. The Company hereby employs the Executive as its Senior Vice President and Chief Financial Officer, and the Executive accepts such employment, on the terms and subject to the conditions provided in this Agreement. The Executive shall report to the Company's Chief Executive Officer and shall devote his best efforts and full business time, attention, energy and skill to performing the duties of Senior Vice President and Chief Financial Officer of the Company. As part of these duties, Executive may serve on the Board of Directors of various subsidiaries of the Company as may be requested by the Company from time to time. Provided that such activities do not violate any term or condition of this Agreement, or materially interfere with performance of his duties hereunder, nothing herein shall prohibit the Executive from (a) participating in other business activities approved in advance by the Board in accordance with any terms and conditions of such approval, such approval not to be unreasonably withheld or delayed, (b) engaging in charitable, civic, fraternal or trade group activities, and (c) investing his personal assets in other entities or business ventures, subject to any policies of the Company applicable to all executive personnel of the Company. The Company hereby expressly approves the Executive's continued participation on the Board of LaSalle Hotel Properties.



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         2. Employment Term.

                           Initial Term. Subject to the terms and conditions of
this Agreement, the Executive's term of employment under this Agreement (the "Employment Term") shall commence on October 1, 2000 (the "Effective Date") and continue until September 30, 2002 (the "Initial Term") unless terminated earlier in accordance with the provisions of Section 4.

         3. Compensation. As compensation for performing the services required by this Agreement, and during the term of this Agreement, the Executive shall be compensated as follows:

                  (a) Annual Compensation. The Company shall pay to the Executive (i) as an annual salary ("Salary Compensation"), of Two Hundred Eighty Thousand Dollars ($280,000), and (ii) a fixed payment at an annual rate of Fifty thousand Dollars ($50,000) as separate consideration for the covenants and agreements in Section 6 of the Agreement (the "Covenant Compensation", which together with the Salary Compensation shall be referred to as the "Annual Compensation"). The Annual Compensation totaling Three Hundred Thirty Thousand Dollars ($330,000) is payable in accordance with the general policies and procedures for payment of salaries to senior executive personnel of the Company as implemented by the Board, in substantially equal installments, subject to withholding for applicable federal, state, local and foreign taxes. Increases in the Annual Compensation, if any, shall be determined by the Compensation Committee of the Board of Directors upon recommendation by the Chief Executive Officer based on periodic reviews of the Executive's performance conducted on at least an annual basis at the beginning of each fiscal year, beginning in 2001.

                  (b) Cash Incentive Compensation. The Executive shall be eligible to receive an annual cash bonus as incentive compensation in addition to his Annual Compensation ("Cash Incentive Compensation"). Cash Incentive Compensation for each fiscal year will be payable on or before the end of the first quarter of the following fiscal year. Receipt of Cash Incentive Compensation will be conditioned on the attainment of certain quantitative and qualitative performance objectives established for the Executive and all executive personnel of the Company by the Board (or the Compensation Committee thereof) in its sole and absolute discretion, except that for fiscal year 2000 the Executive shall be deemed to have satisfied the applicable objectives and shall be entitled to Cash Incentive Compensation at an annual rate of $165,000, prorated based on the number of calendar days the Executive is employed by the Company during fiscal year 2000.

         The Executive shall participate in each incentive or bonus program or plan for senior executives of the Company, and at least one such program or plan shall have a targeted annual incentive bonus of at least 50% of Annual Compensation.

                  (c) Equity-Based Incentive Compensation. On the date hereof, subject to the approval of the Board of Directors or the Compensation Committee, the Executive is being granted 13,536 shares of restricted common stock of HQ Global Holdings, Inc. (vesting over four years) and options to purchase up to 27,071 shares of common stock of HQ Global Holdings, Inc.



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(vesting over four years), all as set forth in the HQ Global Holdings, Inc. 2000
Stock Option and Restricted Stock Plan attached as Exhibit A hereto. In addition, the Executive shall be eligible for additional grants under the Plan in the discretion of the Company (or the Compensation Committee of the Board). The option agreement(s) and restricted stock award agreement(s) for these grants shall contain provisions consistent with this Agreement (including without limitation Sections 4(a)(i) and 4(b)(ii) below).

                  (d) Executive's Equity Purchase and Company Loan. Within 30 days after execution of this Agreement, the Executive will make a personal investment of $365,700 and purchase 10,000 shares of HQ Global Holdings, Inc.'s voting common stock, and HQ Global Holdings, Inc. agrees to sell such shares to the Executive for such price, to be paid by personal check (or by such other means acceptable to) HQ Global Holdings, Inc.). In addition, HQ Global Holdings, Inc. shall sell an additional 10,000 shares of HQ Global Holdings, Inc.'s voting common stock to the Executive in exchange for a non-recourse loan of the Executive in the amount of $365,700, with interest at 6.1% per annum on the remaining unpaid balance, with interest payable annually on January 1 of each year beginning with January 1, 2001, and the principal of the loan due and payable in one payment on the fifth anniversary of the Effective Date. Interest on the loan will be forgiven each year if the Executive is employed on the applicable January 1, and the principal of the loan shall be forgiven according to the following schedule if the Executive is employed on the applicable date, or as provided in Section 4(a)(i) or 4(b)(ii) below:

         o 37.5% ($137,137.50) of the principal balance of the loan shall be forgiven and canceled upon the date which is 18 months after the Effective Date;

         o 12.5% ($45,712.50) of the principal balance of the loan shall be forgiven and canceled upon each subsequent six-month date until the loan is totally forgiven.

                  (e) Employee Benefits: Fringe Benefits. During the Employment Term, the Executive and his eligible dependents (where applicable) shall have the right to participate in each retirement, pension, insurance, health and other benefit plan or program that has been or is hereafter adopted by the Company (or in which the Company participates) according to the terms of such plan or program with all the benefits, rights and privileges as are generally enjoyed by senior executive personnel of the Company. The Executive also shall be entitled to all fringe benefits, if any, that generally are enjoyed by senior executive personnel of the Company.

                  (f) Vacation; Sick Leave; Holidays; Leaves of Absence. The Executive shall be entitled to 20 days of paid vacation leave each year on dates mutually agreed upon by the Company and the Executive. The Executive also shall be entitled to 10 days of paid sick leave each year and to the same paid holidays provided to the other employees of the Company. In addition, the Executive may be granted leaves of absence with or without pay for such valid and legitimate reasons as the Board in its sole and absolute discretion may determine.

                  (g) Expenses. The Executive shall be entitled to receive reimbursement for all reasonable and necessary expenses incurred by him in connection with the performance of business-related duties under this Agreement.



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         4. Termination and Termination Benefits.

                  (a) Termination by the Company.

                  (i) Without Cause. If the Company terminates Executive's employment without cause:

                  (w) the Company shall pay to the Executive (A) any Annual Compensation, earned but not paid to the Executive prior to the effective date of such termination, plus the pro rata amount of the Cash Incentive Compensation for the year during which such termination occurs, based upon the number of days worked during such year, and (B) the Company shall pay to the Executive, as a salary continuation for a period of twenty four months, the Executive's (i) Annual Compensation, plus (ii) Cash Incentive Compensation equal to 50% of Annual Compensation, which amount shall be paid at the time that annual bonus incentive compensation payments are made to senior executives of the Company for each applicable year.

                  (x) all of the Executive's stock option and restricted stock grants and awards shall accelerate and become 100% vested and exercisable (in addition to any currently vested grants and awards), and all such grants and awards shall remain vested and exercisable for a period of one year after the date of termination of employment, and during such one-year period, neither the Company nor any other person or entity shall have any right to purchase any stock acquired by the Executive pursuant to any such grant or award except in accordance with
         Section 9 of the HQ Global Holdings, Inc. 2000 Stock Option and Restricted Stock Plan attached as Exhibit A hereto.

                  (y) all outstanding loans from the Company to the Executive shall be forgiven and canceled (in addition to the portion previously forgiven and canceled).

                  (z) the Company shall continue to provide for twenty-four months, at the Company's expense, the same level of health insurance and other benefits for the Executive and the Executive's eligible dependants as the Company provided for them at the time of termination of the Executive's employment.


         Provided however, if the Executive's employment hereunder is terminated without cause within the first twelve months of this Agreement Executive shall not be entitled to the payments under Section 4(a)(i). In such event, the Company shall pay to the Executive as salary continuation for a period of twelve months (i) the Executive's Annual Compensation, plus (ii) Cash Incentive Compensation equal to 50% of the Annual Compensation, which shall be payable at the time annual bonus incentive compensation payments are made to senior executives of the Company for the applicable year. Additionally, Executive shall receive twelve months vesting of all stock option and restricted stock grants (in addition to any previously vested amounts) and an additional twelve months prorated forgiveness and cancellation of all outstanding loans from the



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Company to the Executive (in addition to the portion previously forgiven and canceled) and all such grants and awards, to the extent vested, shall remain exercisable for a period of one year after the date of termination of employment, and during such one-year period, neither the Company nor any other person or entity shall have the right to purchase any stock acquired by the Executive pursuant to any such grant or award except in accordance with Section 9 of the HQ Global Holdings, Inc. 2000 Stock Option and Restricted Stock Plan attached as Exhibit A hereto. Health insurance and other benefits shall only be provided for a period of twelve months in accordance with paragraph (z) above.

                  (ii) For Cause. The Board may terminate the Executive's employment under this Agreement for cause by written notice to the Executive. The Executive's employment hereunder shall terminate immediately upon his receipt of such notice. In the event of such a termination, the Executive shall be paid his Annual Compensation, earned up to the effective date of such termination, but the Executive shall not be entitled to any other compensation or payments (other than pursuant to Section 3(e) and then only up to the effective date of termination).

         For purposes of this Section 4(a)(ii), "cause" shall mean (A) Executive has engaged in conduct which resulted in conviction of or plea of guilty or no contest to a felony or lesser charge involving moral turpitude or the property of the Company; (B) in the scope of his employment, Executive commits any act of gross negligence, fraud, dishonesty, breach of fiduciary duty or self-dealing;
(C) any act in which the Executive violates the internal procedures or policies of the Company of which policies he has notice and such violation has or reasonably may be expected to have a material adverse affect on the reputation, business or prospects of the Company (and for this purpose, conduct constituting employment discrimination or sexual harassment shall be conclusively presumed to have a material adverse effect); (D) the material failure of the Executive to perform any of his duties under this Agreement (other than a failure due to disability) after written notice specifying the failure and a 30-day opportunity to cure (it being understood that if the Executive's failure to perform is not a type requiring a single action to fully cure, then the Executive may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion), and (E) any breach by the Executive of Section 5 or
Section 6 of this Agreement.

                  (iii) Disability. If due to illness, physical or mental disability, or other incapacity which cannot be corrected by reasonable accommodation, the Executive shall fail, for a total of any six (6) months or more within any period of twelve (12) consecutive months, to perform the duties required by this Agreement, the Board may terminate the Executive's employment under this Agreement upon thirty (30) days' written notice to the Executive. In such event, the Executive shall be (A) paid his Annual Compensation up to the effective date of such termination, (B) paid, as soon as practicable thereafter in a lump sum, Cash Incentive Compensation at an annual rate equal to one-half of the Executive's Annual Compensation for the fiscal year in which the termination occurred, prorated based on the number of calendar days the Executive was employed by the Company in the applicable year, and (C) provided with employee benefits pursuant to Section 3(e) hereof up to the effective date of termination. In



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addition, Executive shall continue to receive payments of Annual Compensation for a period of ninety (90) days following the effective date of such termination.

                  (b) Termination by the Executive.

                  (i) Voluntarily. The Executive may terminate his employment hereunder voluntarily upon thirty (30) days' prior notice to the Company. Such a termination shall be effective thirty (30) calendar days after the delivery of such notice unless the Company agrees to another effective date. In the event of such a termination, the Company shall pay to the Executive his Annual Compensation, earned but not paid to the Executive prior to the effective date of such termination, but the Company shall have no further obligation or liability to pay Annual Compensation or Cash Incentive Compensation to the Executive under this Agreement. The Executive's obligations and liabilities to the Company under this Agreement shall cease as of the effective date of such a termination (except his obligations under Section 5 and Section 6, which shall survive).

                  (ii) For Good Reason. The Executive may terminate his employment under this Agreement for good reason upon thirty (30) days' written notice to the Board (during which period the Executive shall continue to perform the duties of Senior Vice President and Chief Financial Officer of the Company under this Agreement or as specified by the Board), provided that (x) such written notice shall specify the nature of the Company's action or actions as the result of which the Executive has the right to terminate this Agreement pursuant to this Section 4(b)(ii), and (y) during which period the Company shall have the opportunity to cure. In the event of such a termination by the Executive with good reason:

                  (w) the Company shall pay to the Executive (A) any Annual Compensation, earned but not paid to the Executive prior to the effective date of such termination, plus the pro rata amount of the Cash Incentive Compensation for the year during which such termination occurs, based upon the number of days worked during such year, and (B) the Company shall pay to the Executive, as a salary continuation for a period of twenty-four months, the Executive's (i) Annual Compensation, plus (ii) Cash Incentive Compensation equal to 50% of Annual Compensation, which amount shall be paid at the time that annual bonus incentive compensation payments are made to senior executives of the Company for each applicable year.

                  (x) all of the Executive's stock option and restricted stock grants and awards shall accelerate and become 100% vested and exercisable (in addition to any currently vested grants and awards), and all such grants and awards shall remain vested and exercisable for a period of one year after the date of termination of employment, and during such one-year period, neither the Company nor any other person or entity shall have any right to purchase any stock acquired by the Executive pursuant to any such grant or award except in accordance with
         Section 9 of the HQ Global Holdings, Inc. 2000 Stock Option and Restricted Stock Plan attached as Exhibit A hereto.



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                  (y) all outstanding loans from the Company to the Executive shall be forgiven and canceled.

                  (z) the Company shall continue to provide for twenty-four months, at the Company's expense, the same level of health insurance and other benefits for the Executive and the Executive's eligible dependants as the Company provided for them at the time of termination of the Executive's employment.

         Provided however, if the Executive's employment hereunder is terminated for good reason within the first twelve months of this Agreement Executive shall not be entitled to the payments under Section 4(b)(ii). In such event, the Company shall pay to the Executive as salary continuation for a period of twelve months, the Executive's (i) Annual Compensation, plus (ii) Cash Incentive Compensation equal to 50% of the Annual Compensation, which shall be payable at the time annual bonus incentive compensation payments are made to senior executives of the Company for the applicable year. Additionally, Executive shall receive twelve months vesting of all stock option and restricted stock grants (in addition to any previously vested amounts) and an additional twelve months prorated forgiveness and cancellation of all outstanding loans from the Company to the Executive (in addition to the portion previously forgiven and canceled), and all such grants and awards, to the extent vested, shall remain exercisable for a period of one year after the date of termination of employment, and during such one-year period, neither the Company nor any other person or entity shall have any right to purchase any stock acquired by the Executive pursuant to any such grant or award except in accordance with Section 9 of the HQ Global Holdings, Inc. 2000 Stock Option and Restricted Stock Plan attached as Exhibit A hereto. Health insurance and other benefits shall only be provided for a period of twelve months, in accordance with paragraph (z) above.

         For purposes of this Section 4(b)(ii), "good reason" shall mean, without the Executive's express consent, (v) the Company's failure to make any of the payments or provide any of the benefits to the Executive due under this Agreement, (w) an adverse change in the Executive's title(s) or office(s), or the regular assignment of duties to the Executive materially inconsistent with the position, duties, responsibilities and status of Senior Vice President and Chief Financial Officer of the Company, or (x) the Company's requiring the Executive to be based anywhere other than within a 50-mile radius of Dallas, Texas, except for required travel on the Company's business.

                  (c) Death Benefit. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of the Executive's death. In such event, the Executive's estate shall be paid (A) at such times as the Company otherwise would have paid the Executive his Annual Compensation had the Executive remained employed by the Company, his Annual Compensation for a period of one year from the date of death, and (B) at such times as annual cash incentive compensation payments are made to senior executive personnel of the Company with respect to the period for which the Executive's estate is paid his Annual Compensation, Cash Incentive Compensation for such one-year period at an annual rate equal to one-half of the Annual Compensation paid, and (C) any applicable employee benefits to which the Executive became entitled pursuant to
Section 3(e) before the date of his death. In addition,



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upon the death of the Executive, the Company shall continue to provide for 90 days, at the Company's expense, the same level of health insurance and other benefits for the Executive's eligible dependants as the Company provided for them at the time of the Executive's death.

         5. Confidential Information.

                  (a) Acknowledgment. The Executive acknowledges that his employment by the Company will bring him into close contact with confidential proprietary information of the Company, including information regarding costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, other business methods, plans for future developments, and other information not readily available to the public, the disclosure of which to third parties would in each case have a material adverse effect on the Company's business operations ("Confidential Information").

                  (b) Agreement Regarding Confidentiality. The Executive will keep secret all Confidential Information and will not intentionally disclose Confidential Information to anyone outside of the Company other than in the course of performance of his duties under this Agreement either during or after the termination of his employment hereunder except that (i) the Executive shall have no such obligation to the extent Confidential Information is or becomes publicly known other than as a result of the Executive's breach of his obligations hereunder and (ii) the Executive may disclose such matters to the extent required by applicable laws, or governmental regulations or judicial or regulatory processes.

                  (c) Return of Records. The Executive will deliver promptly to the Company on termination of his employment by the Company, or at any other time the Board may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company's business that be obtained while employed by, or otherwise serving or acting on behalf of, the Company and that he may then possess or have under his control. In the event the Executive fails to comply with his obligations under this Section 5(c), the Company shall be entitled to injunctive relief enforcing such obligations to the extent reasonably necessary to protect the Company's legitimate interests.

         6. Noncompetition.

                  (a) Restrictions on Competitive Activity. During the Executive's active employment under this Agreement and for a period of twenty-four (24) months following the termination of Executive's employment for any reason the Executive will not, without the prior written approval of a majority of the members of the Board (not including the Executive), (i) engage directly or indirectly in, or become employed by, serve as an agent, consultant or representative to. or become an officer, director, partner, principal or stockholder of, or provide any services to any partnership, corporation or other entity which is primarily engaged in the serviced office business (or if the entity operates serviced offices as some part of its business that division of the business that is competitive with the Company) in any city (domestic or international) in which the Company is engaged or taken active steps to become engaged at the time such relationship is entered into with such competitive entity, (ii) directly or indirectly seek,



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solicit or accept for employment or retention as an independent contractor by any such entity any person who was employed or retained as an independent contractor by the Company during the Executive's active employment under this Agreement, or (iii) directly or indirectly seek, solicit or accept the serviced office business of any person, entity, association or group of any kind that was a customer, client or actively solicited prospective customer or client of the Company during the Executive's active employment under this Agreement. As long as the Executive does not engage in any other activity prohibited by this
Section 6(a), the Executive's ownership of less than 1% of the issued and outstanding stock of any corporation whose stock is traded on an established securities market shall not constitute an activity prohibited under this Section 6(a). In the event the Executive competes with the Company in violation of this
Section 6a), the Company shall be entitled to injunctive relief enforcing the provisions of this Section, regardless of whether the Company is also entitled to damages.

                  (b) Compensation Adjustments. If the Executive competes with the Employer in violation of Section 6(a) following the delivery of a notice of termination pursuant Section 4(a)(i) or Section 4(b)(ii), (i) first, to the extent that Annual Compensation and Cash Incentive Compensation remains to be paid to the Executive, the total Annual Compensation and Cash Incentive Compensation payable to the Executive pursuant to such sections shall be reduced by the total amount of compensation received by the Executive by reason of such competitive activity with respect to the twenty-four (24)- month period following the delivery of the applicable notice of termination, and (ii) second, to the extent that the reductions in clause (i) were less than the amount of compensation received by the Executive by reason of such competitive activity with respect to the twenty-four (24) month period following the delivery of the applicable notice of termination and to the extent compensation has been paid to the Executive pursuant to Section 4(a)(i) or Section 4(b)(ii) without reduction pursuant to this Section 6(b), the Executive shall repay to the Company an amount equal to the lesser of (y) the total amount of compensation received by the Executive by reason of such competitive activity with respect to such twenty four (24) month period less the amount of reductions pursuant to clause (i), and
(z) the total amount of compensation received by the Executive hereunder with respect to such twenty four (24) month period.

         7. Indemnification; D&O Insurance.

                  (a) Indemnification. The Executive shall be entitled in connection with his employment under this Agreement to the benefit of the indemnification provisions contained on the date hereof in the Articles of Incorporation and By-Laws of the Company, as the same may hereafter be amended (not including any amendments or additions that limit or narrow, but including any that add to or broaden, the protection afforded to the Executive), to the fullest extent permitted by applicable law. The Company shall in addition cause the Executive to be indemnified in accordance with Section 145 of the Delaware General Corporation Law to the fullest extent permitted by such section, to the extent required to make the Executive whole in connection with any loss, cost or expense indemnifiable thereunder.

                  (b) D&O Insurance. The Company shall use its best efforts to continue to maintain (with reputable and financially sound insurers) on reasonable business terms one or



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more directors' and officers' liability insurance policies that cover the
Executive at a level that is commercially reasonable (in light of the Company's business and the risks of litigation or claims).

         8. Miscellaneous.

                  (a) Integration; Amendment. This Agreement constitutes the entire agreement among the parties hereto with respect to the matters set forth herein and supersedes and renders of no force and effect all prior understandings and agreements among the parties with respect to the matters set forth herein. No amendments or additions to this Agreement shall be binding unless in writing and signed by the Executive and the Company.

                  (b) Assignment. The Company may assign this Agreement to any successor by operation of law or purchaser of all or substantially all of the assets of the Company. The Executive may not assign this Agreement or any right or interest therein, whether by operation of law or otherwise, without the prior written consent of the Company.

                  (c) Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable law or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited, or invalid, but the remainder of this Agreement shall not be invalid and shall be given full force and effect so far as possible.

                  (d) Waivers. The failure or delay of any party at any time to require performance by any other party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power, or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a wavier of the provision itself, or a waiver of any right, power, or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

                  (e) Power and Authority. The Company represents and warrants to the Executive that it has the requisite corporate power to enter into this Agreement and perform the terms hereof; and that the execution, delivery and performance of this Agreement by it has been duly authorized by all appropriate corporate action.

                  (f) Burden and Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal and legal representatives, successors and, subject to
Section 6(b) above, assigns. Any provision of this Agreement which by its terms requires performance beyond the term of this Agreement shall survive the term of this Agreement in accordance with the terms of such provision.

                  (g) Time is of the Essence. Time is of the essence for all purposes of this Agreement.



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                  (h) Governing Law; Headings. This Agreement and its
construction, performance, and enforceability shall be governed by, and construed in accordance with, the laws of the State of Texas. Headings and titles herein are included solely for convenience and shall not affect the interpretation of this Agreement.

                  (i) Notices. All notices called for under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or by facsimile transmission and followed promptly by mail, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

                  If to the Executive:

                  William S. McCalmont
                  XXX XXXX XXXX
                  XXXXX, XXXXXX

                  If to the Company:

                  HQ Global Workplaces, Inc.
                  15950 North Dallas Parkway
                  Tollway Plaza II, Suite 350
                  Dallas, Texas 75248
                  Attn: General Counsel

         Any notice delivered to the party hereto to whom it is addressed shall be deemed to have been given and received on the day it was received; provided, however, that if such day is not a business day then the notice shall be deemed to have been given and received on the business day next following such day. Any notice sent by facsimile transmission shall be deemed to have been given and received on the business day next following the day of transmission.

                  (j) Counterparts. This Agreement may be executed in one or more counterparts, each of which counterparts shall be deemed to be an original, and all such counterparts shall constitute one and the same agreement.



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         IN WITNESS WHEREOF, the parties have duly executed this Agreement, or caused this Agreement to be duly executed on their behalf, as of the date first above written.

                                       HQ GLOBAL WORKPLACES, INC.


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


                                       HQ GLOBAL HOLDINGS, INC.


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------



                                       -----------------------------------------
                                        William S. McCalmont




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